This  slide  is  not  for  distribution  in  isolation  and  must  be  viewed in conjunction  with  the  accompanying  term sheet, product supplement, prospectus supplement  and  prospectus,  which  further  describe the terms, conditions and risks associated with the notes.

JPMorgan  Auto Callable Contingent Interest Notes linked to the Common Shares of
Bank of America Corp, due February 03, 2016

The  notes are designed for investors who seek a Contingent Interest Payment (i)
with respect to each Review Date for which the closing price of one share of the
Reference  Stock  is  greater than or equal to the Interest Barrier or (ii) with respect to the final Review Date for which the Final Stock Price is greater than or  equal  to  the  Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Stock:                  The Common Stock, $0.01 par value per share, of Bank of America Corp
Contingent Interest Payments:     If the notes have not been previously called and (i) with respect to any Review Date (other than the final Review Date)
                                  the closing price of one share of the Reference Stock on that Review Date or (ii) with respect to the final Review Date the
                                  Final Stock Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to:
                                  $27.500 (equivalent to an interest rate of 11.00% per annum, payable at a rate of 2.7500% per quarter).
                                  If (i) with respect to any Review Date (other than the final Review Date) the closing price of one share of the Reference
                                  Stock on that Review Date or (ii) with respect to the final Review Date, the Final Stock Price is less than the Interest
                                  Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier / Trigger Level: 80.00% of the Initial Stock Price (subject to adjustments)
Interest Rate:                    11.00% per annum, payable at a rate of 2.7500% per quarter, if applicable
Automatic Call:                   If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:              If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the
                                  Contingent Interest Payment applicable to the final Review Date. If the notes have not been previously called and the
                                  Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every
                                  1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per
                                  $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Stock Return).
                                  If the notes have not been automatically called and the Final Stock Price is less than the Trigger Level, you will lose more than 20.00% of your initial investment and may lose all of your initial investment at maturity.
Stock Return:                     (Final Stock Price - Initial Stock Price) / Initial Stock Price
Initial Stock Price:              Closing price of the Reference Stock on pricing date, divided by the Adjustment Factor
Final Stock Price:                The arithmetic average of the closing prices of one share of the Reference Stock on each of the Ending Averaging Dates.
Ending Averaging Dates:           January 25, 2016, January 26, 2016, January 27, 2016, January 28, 2016, and the final Review Date
Review Dates:                     April 30, 2015 (first Review Date), July 30, 2015 (second Review Date), October 29, 2015 (third Review Date), and January
                                  29, 2016 (final Review Date)
Preliminary Term Sheet:           http://www.sec.gov/Archives/edgar/data/19617/000095010315000294/dp52580_fwp-116.htm

Please see the term sheet hyperlinked above for additional information about the notes,  including  JPMS's  estimated  value, which is the estimated value of the notes when the terms are set.

Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[]  Your  investment  in  the  notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co.

[]  The  notes do not guarantee the payment of interest and may not pay interest at all.

[]  The  appreciation  potential  of  the  notes  is  limited,  and you will not participate in any appreciation in the price of the Reference Stock.

[]  The  benefit provided by the Trigger Level may terminate on the final Review
Date.

[] JPMorgan Chase and Co. and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours.

[]  If  the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return

[]  JPMS's  estimated  value  of the notes will be lower than the original issue price (price to public) of the notes.

[]  JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates

[]  JPMS's  estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.

[] The value of the notes as published by JPMS will likely be higher than JPMS's then-current estimated value of the notes for a limited time.

[]  Secondary  market  prices of the notes will be impacted by many economic and market factors.

[] No ownership or dividend rights in the Reference Stock.

[]  Risk  of the closing price of the Reference Stock falling below the Interest
Barrier or Trigger Level is greater if the Reference Stock is volatile.

[]  Lack  of  liquidity  -  JPMS  intends  to offer to purchase the notes in the secondary  market  but  is  not  required to do so. Even if there is a secondary market,  it  may  not provide enough liquidity to allow you to trade or sell the notes easily.

[]  The  anti-dilution  protection for the Reference Stock is limited and may be discretionary.

[]  The averaging convention used to calculate the Final Stock Price could limit returns.

Hypothetical Return on a Note

                              First 3 Review Dates

 Compare the closing price of one share of the Reference Stock on a Review Date
 (other than the Final Review Date) to the Initial Stock Price and the Interest
           Barrier until the Final Review Date or any automatic call.

                                                       Automatic Early Redemption
The closing price of one
Share of the Reference
Stock is greater than or
equal to the Initial Stock      The notes will be automatically called and you will receive (i) the principal amount plus (ii)
Price                                 the Contingent Interest Payment with respect to the related Review Date
                                                                                           You will receive the
                                                     The closing price of one share of the contingent quarterly
                                                     Reference Stock is greater than or
The closing price of one                             equal to the Interest Barrier         payment. Proceed to the next
Share of the Reference Stock   No Automatic Early                                          Review Date.
is less than the Initial Stock Redemption
Price                                                The closing price of one share of the No contingent quarterly
                                                     reference Stock is less than the      payment. Proceed to the next
                                                     Interest Barrier                      Review Date.

For more information about the payments upon an Automatic Call or at maturity in different  hypothetical scenarios, see "Hypothetical Payment upon Automatic Call or at Maturity" below.

What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?

The  following  table  illustrates  payments  on  the notes, assuming a range of performance for the Reference Stock on a given Review Date.

The  hypothetical  payments  set  forth  below  assume an Initial Stock Price of
$17.00,  an  Interest Barrier and a Trigger Level of $13.600 (equal to 80.00% of the  hypothetical  Initial  Stock Price) and reflect the Interest Rate of 11.00%
per  annum  (payable  at  a rate of 2.7500% per quarter). The hypothetical total returns  set  forth  below are for illustrative purposes only and may not be the actual  total  returns  applicable  to  a  purchaser  of  the notes. the numbers appearing  in  the  following  table  and examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity

                   Review Dates Prior to the Final Review Date                                Final Review Date
              ------------------------------------------------------------------ ------------ --------------------------------
Closing Price
              Reference Stock Appreciation / Payment on Interest Payment Date or
                                                                                 Stock Return          Payment at Maturity (3)
              Depreciation at Review Date       Call Settlement Date (1)(2)
------------- ------------------------------ ----------------------------------- ------------ --------------------------------
 $30.6000            80.00%                          $1,027.500                   80.00%                   $1,027.500
 $27.2000            60.00%                          $1,027.500                   60.00%                   $1,027.500
 $23.8000            40.00%                          $1,027.500                   40.00%                   $1,027.500
 $20.4000            20.00%                          $1,027.500                   20.00%                   $1,027.500
 $18.7000            10.00%                          $1,027.500                   10.00%                   $1,027.500
 $17.8500            5.00%                           $1,027.500                    5.00%                   $1,027.500
------------- ------------------------------ ----------------------------------- ------------ --------------------------------
 $17.0000            0.00%                           $1,027.500                    0.00%                   $1,027.500
 $16.1500            -5.00%                           $27.500                     -5.00%                   $1,027.500
 $15.3000            -10.00%                          $27.500                     -10.00%                  $1,027.500
 $13.6000            -20.00%                          $27.500                     -20.00%                  $1,027.500
 $13.5983            -20.01%                          $0.000                      -20.01%                   $799.900
  $8.5000            -50.00%                          $0.000                      -50.00%                   $500.000
  $5.1000            -70.00%                          $0.000                      -70.00%                   $300.000
  $0.0000           -100.00%                          $0.000                      -100.00%                   $0.000
------------- ------------------------------ ----------------------------------- ------------ --------------------------------

(1)  The notes will be automatically called if the closing price of one share of the  Reference  Stock  on  any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.

(2)  You  will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the
Reference  Stock  on  that  Review Date is greater than or equal to the Interest
Barrier.

(3)  You will receive a Contingent Interest Payment in connection with the final
Review  Date  if  the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a  prospectus)  with  the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and  the  other  documents relating to this offering that JPMorgan Chase and Co.
has  filed  with  the SEC for more complete information about JPMorgan Chase and
Co.  and  this  offering.  You  may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any  agent or any dealer participating in the this offering will arrange to send you  the  prospectus,  the prospectus supplement as well as any relevant product supplement  and  term sheet if you so request by calling toll-free 866-535-9248.
IRS  Circular  230  Disclosure: JPMorgan Chase and Co. and its affiliates do not provide  tax  advice.  Accordingly, any discussion of U.S. tax matters contained herein  (including  any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone  unaffiliated  with  JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment  suitability  must  be determined individually for each investor, and the  financial  instruments  described  herein  may  not  be  suitable  for  all investors. The products described herein should generally be held to maturity as early  unwinds  could result in lower than anticipated returns. This information is not intended to

This  material is not a product of J.P. Morgan Research Departments. J.P. Morgan is  the  marketing  name  for  JPMorgan  Chase  and Co. and its subsidiaries and affiliates  worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA,
NYSE  and  SIPC.  Clients  should  contact  their  salespersons  at, and execute transactions  through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: January 13, 2015